Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into effective as of September 21, 2020 (the “Effective Date”), by and among Reliant Bancorp, Inc., a Tennessee corporation (“Company”); Reliant Bank, a Tennessee-chartered banking corporation (“Bank”); and Mark Seaton, a resident of the State of Tennessee (“Employee”). Company, Bank, and Employee are sometimes referred to herein collectively as the “Parties,” and each is sometimes referred to herein individually as a “Party.”

R E C I T A L S

A.          Company and Bank desire to employ Employee as Senior Vice President, Chief Accounting Officer and Controller of Company and Bank, and Employee desires to be so employed by Company and Bank.

B.          The Parties desire to enter into this Agreement to set forth in writing the terms and conditions of Employee’s employment as Senior Vice President, Chief Accounting Officer and Controller of Company and Bank.

AGREEMENT

In consideration of the premises set forth above and the mutual agreements hereinafter set forth, effective as of the Effective Date, the Parties hereby agree as follows:

1.           Definitions.  Whenever used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:

(a)          “Affiliate” shall mean, with respect to any entity, any other entity that controls, is controlled by, or is under common control with such entity. For this purpose, “control” means ownership of more than 50% of the ordinary voting power of the outstanding equity securities of an entity.

(b)          “Agreement” shall mean this Employment Agreement together with any amendments hereto made in the manner described in this Agreement.

(c)          “Boards of Directors” shall mean, collectively, the board of directors of Company and the board of directors of Bank and, where appropriate, any committee or other designee thereof.

(d)          “Business of Employer” shall mean any business conducted from time to time by Company or Bank or any of their respective Affiliates, including the business of commercial, retail, mortgage, and consumer banking.

(e)          “Cause” shall mean, in the context of the termination of this Agreement by Employer:

(i)          a material breach of the terms of this Agreement by Employee not cured by Employee within 10 business days after Employee’s receipt of Employer’s written notice thereof, including without limitation failure by Employee to perform Employee’s duties and responsibilities in the manner and to the extent required under this Agreement;

(ii)         any act by Employee of fraud against, misappropriation from, or dishonesty to Company or Bank or any Affiliate of Company or Bank;

(iii)        the conviction of Employee of, or Employee’s plea of guilty or nolo contendere to, a felony or any crime involving fraud or moral turpitude;

(iv)        conduct by Employee that amounts to willful misconduct, gross neglect, or a material failure to perform Employee’s duties and responsibilities hereunder, including prolonged absences without the written consent of the Chief Executive Officer or President of Company; provided that the nature of such conduct shall be set forth with reasonable particularity in a written notice to Employee who shall have 10 business days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Chief Executive Officer of Company, susceptible to a cure;

(v)         the exhibition by Employee of a standard of behavior within the scope of or related to Employee’s employment that is in violation of any written policy, board committee charter, or code of ethics or business conduct (or similar code) of Company or Bank or any Affiliate of Company or Bank to which Employee is subject; provided that the nature of such behavior shall be set forth with reasonable particularity in a written notice to Employee who shall have 10 business days following delivery of such notice to cure such alleged behavior, provided that such behavior is, in the reasonable discretion of the Chief Executive Officer of Company, susceptible to a cure;

(vi)        conduct or behavior by Employee, including without limitation conduct or behavior that is unethical and/or involves moral turpitude, that, in the reasonable opinion of the Chief Executive Officer or President of Company, has harmed or could reasonably be expected to harm, in each case in any material respect, the business or reputation of Company or Bank or any of their respective Affiliates;

(vii)       receipt of any form of written notice that any regulatory agency or authority having jurisdiction over Company or Bank or any Affiliate of Company or Bank has instituted any form of regulatory action against Employee; or

(viii)     Employee’s removal from office and/or permanent prohibition from participating in the conduct of Company’s or Bank’s affairs as a result of an order issued under Section 8(e) or Section 8(g) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e) and (g)).

(f)          “Change in Control” shall mean:

(i)          a change in the ownership of Company or Bank within the meaning of Treasury Regulations § 1.409A-3(i)(5)(v);

(ii)         a change in the effective control of Company or Bank within the meaning of Treasury Regulations § 1.409A-3(i)(5)(vi); or

(iii)        a change in the ownership of a substantial portion of Company’s or Bank’s assets within the meaning of Treasury Regulations § 1.409A-3(i)(5)(vii), substituting 80% for 40% under Treasury Regulations § 1.409A-3(i)(5)(vii)(A).

(g)          “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)          “Competing Business” shall mean any person (other than an Affiliate of Company or Bank) that is conducting any business that is the same or substantially the same as the Business of Employer.

(i)          “Confidential Information” shall mean all information not generally available to and known by the public, whether spoken, printed, electronic, or in any other form or medium, relating to the business, practices, policies, plans, prospects, operations, results of operations, financial condition or results, strategies, know-how, patents, trade secrets, inventions, intellectual property, records, suppliers, vendors, customers, clients, products, services, employees, independent contractors, personnel, systems, or internal controls of Company or Bank or any Affiliate of Company or Bank, or of any other person that has entrusted information to Company or Bank or any Affiliate of Company or Bank in confidence, as well as any other information that is marked or otherwise identified as confidential or proprietary or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and under the circumstances in which the information is known or used. The term “Confidential Information” shall include information developed by Employee in the course of Employee’s employment by Employer as if Employer furnished such information to Employee in the first instance. The term “Confidential Information” shall not include information that, through no fault of Employee or person(s) acting in concert with Employee or on Employee’s behalf, is generally available to and known by the public at the time of disclosure to Employee or thereafter becomes generally available to and known by the public.

(j)          “Disability” shall mean the inability of Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(k)          “Employer” shall mean, collectively, Company and Bank.

(l)          “Good Reason” shall mean, in the context of the termination of this Agreement by Employee:

(i)          a material diminution in Employee’s Annual Base Salary which is not consented to by Employee in writing;

(ii)         a material diminution in Employee’s authority, duties, or responsibilities, as compared to Employee’s authority, duties, and responsibilities as of the Effective Date, which is not consented to by Employee in writing;

(iii)        a change in the location of Employee’s primary office such that Employee is required to report regularly to an office located outside of a 75-mile radius from the location of Employee’s primary office as of the Effective Date, which change is not consented to by Employee in writing; or

(iv)        a material breach of the terms of this Agreement by Employer.

(m)         “IRS” shall mean the United States Internal Revenue Service.

(n)          “Post-Termination Period” shall mean a period of 12 months (subject to extension as set forth in Section 8(f)) following the effective date of the termination of Employee’s employment.

(o)          “Separation from Service” shall have the meaning set forth in, and whether Employee has experienced a Separation from Service shall be determined by Employer in accordance with, Treasury Regulations § 1.409A-1(h).

2.           Employee Duties.

(a)          Position(s); Reporting.  Employee will be employed as Senior Vice President, Chief Accounting Officer and Controller of Company and Bank and shall perform and discharge faithfully the duties and responsibilities which may be assigned to Employee from time to time in connection with the conduct of the business of Employer. The duties and responsibilities of Employee shall be commensurate with those of individuals holding similar positions at other banks and bank or financial holding companies similarly organized and of comparable size and complexity. Employee shall report directly to the Chief Financial Officer of Company and Bank.

(b)          Full-Time Status.  In addition to the duties and responsibilities specifically assigned to Employee under Section 2(a), Employee shall:

(i)          subject to Section 2(c), during regular business hours, devote substantially all of Employee’s time, energy, attention, and skill to the performance of the duties and responsibilities of Employee’s employment (reasonable vacations, approved leaves of absence, and reasonable absences due to illness excepted) and faithfully and industriously perform such duties and responsibilities;

(ii)         diligently follow and implement all reasonable and lawful policies and decisions communicated to Employee by the Chief Executive Officer, President, or Chief Financial Officer of Company or Bank or the Boards of Directors; and

(iii)        timely prepare and forward to the Chief Executive Officer, President, or Chief Financial Officer of Company or Bank or the Boards of Directors, as applicable, all reports and accountings as may be reasonably requested of Employee.

(c)          Permitted Activities.  Employee shall devote substantially all of Employee’s business time, attention, and energies to the Business of Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other significant business or professional activity, whether or not such activity is pursued for gain, profit, or other pecuniary advantage, provided that, as long as the following activities do not interfere with Employee’s obligations to Employer, this Section 2(c) shall not be construed as preventing Employee from:

(i)          investing Employee’s personal assets in any manner which will not require any services on the part of Employee in the operations or affairs of the subject entity and in which Employee’s participation is solely that of a passive investor, provided that such investment activity following the Effective Date shall not result in Employee owning beneficially at any time 2% or more of the equity securities of any Competing Business; or

(ii)         participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, or teaching, so long as any such activities do not interfere with the ability of Employee to effectively discharge Employee’s duties and responsibilities hereunder, provided that the Chief Executive Officer or President of Company, the board of directors of Company, or the board of directors of Bank may direct Employee in writing to resign from any such organization and/or cease any such activities in the event it reasonably determines that continued membership in such organization and/or activities of the type identified would not be in the best interests of Company or Bank or any of their Affiliates.

3.           Term.  The initial term of this Agreement (the “Initial Term”) shall commence on and as of the Effective Date and, unless this Agreement is sooner terminated in accordance with its terms, shall end on the date which is the one-year anniversary of the Effective Date. At the end of the Initial Term (and the end of any one-year renewal term(s) herein provided for), this Agreement will automatically renew for an additional, successive term of one year, unless Employer, on the one hand, or Executive, on the other, gives the other Party written notice of such Party’s election to terminate this Agreement as of the end of the Initial Term (or then-current renewal term) at least 60 days prior to the end of the Initial Term (or then-current renewal term). The Initial Term and any and all such renewal terms are referred to together herein as the “Term.”

4.           Compensation.  During the Term, Employer shall compensate Employee as follows:

(a)          Annual Base Salary.  Employee shall be compensated at a base annual rate of $230,000 per year (the “Annual Base Salary”). Employee’s Annual Base Salary will be reviewed at least annually for adjustment based on an evaluation of Employee’s performance. Employee’s Annual Base Salary shall be payable in accordance with Employer’s normal payroll practices.

(b)          Annual Cash Incentive Compensation.

(i)          Employee shall be eligible to receive such annual cash incentive compensation, if any, as may be determined by, and based on performance measures established by, the board of directors of Company or the board of directors of Bank, or in each case an appropriate committee thereof (or its designee), consistent with the strategic plan of Company and Bank, pursuant to any incentive compensation plan or program that may be adopted from time to time by the board of directors of Company or the board of directors of Bank (“Incentive Compensation”).

(ii)         Any Incentive Compensation earned shall be payable in cash not later than March 15th of the calendar year following the calendar year in which the Incentive Compensation is earned in accordance with Employer’s normal practices for the payment of short-term incentives. The payment of any Incentive Compensation shall be subject to and conditioned on Employee being employed by Employer on December 31st of the calendar year in which the Incentive Compensation is earned, Employee’s employment with Employer having not been terminated by Employer for Cause prior to the payment of such Incentive Compensation, and the receipt of any approvals or non-objections required from or by any regulatory agency or authority having jurisdiction over Company or Bank, and it is acknowledged by the Parties that it is possible that Employee may not be eligible to receive any such Incentive Compensation if Company or Bank is subject to restrictions imposed on Company or Bank by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Tennessee Department of Financial Institutions, or any other regulatory agency or authority, or if Company or Bank is otherwise restricted from making payment of such Incentive Compensation under applicable law, rule, or regulation.

(c)          Cell Phone Allowance.  Employee shall receive a cell phone allowance of $100 per month, which amount shall be subject to applicable withholdings. Employee acknowledges that Employer makes no representation with respect to the taxability or non-taxability of the benefits provided under this Section 4(c).

(d)          Business Expenses.  Subject to the reimbursement policies of Employer in effect from time to time and consistent with the annual budget approved for the period during which an expense is incurred, Employer will reimburse Employee for reasonable business expenses incurred by Employee in the performance of Employee’s duties hereunder; provided, however, that, as a condition to any such reimbursement, Employee shall submit verification of the nature and amount of such expenses in accordance with said reimbursement policies. Employee acknowledges that Employer makes no representation with respect to the taxability or non-taxability of the benefits provided under this Section 4(d).

(e)          Vacation.  On a non-cumulative basis, Employee shall be entitled to 20 days paid vacation per calendar year, prorated for any partial calendar year of service. The provisions of this Section 4(e) shall apply notwithstanding any less generous vacation policy then maintained by Employer, but Employee’s use of such paid vacation shall otherwise be in accordance with Employer’s vacation policy as in effect from time to time.

(f)          Other Benefits. In addition to the benefits specifically described in this Agreement, Employee shall be entitled to such other benefits as may be available from time to time to employees of Bank generally, including, by way of example only, retirement plan and health, dental, life, and disability insurance benefits. All such benefits shall be awarded and administered in accordance with the written terms of any applicable benefit plan or, if no written terms exist, Bank’s standard policies and practices relating to such benefits.

(g)          Reimbursement of Expenses; In-Kind Benefits.  All expenses described in this Agreement as eligible for reimbursement must be incurred by Employee during the Term of this Agreement to be eligible for reimbursement. Any in-kind benefits provided by Employer must be provided during the Term of this Agreement. The amount of reimbursable expenses incurred, and the amount of any in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Neither rights to reimbursement, nor in-kind benefits, shall be subject to liquidation or exchange for other benefits.

(h)          Claw Back of Compensation.  Employee agrees to repay promptly, at the written request of Employer, any compensation (including incentive compensation) previously paid or otherwise made available to Employee, under this Agreement or any other agreement or arrangement with Company or Bank, which is subject to recovery under any law, rule, or regulation (including any rule of any exchange on which any securities of Company are listed or traded). Employee agrees to repay promptly any such compensation identified by Company or Bank. If Employee fails to repay any such compensation promptly, Employee agrees that the amount of such compensation may be deducted from any and all other compensation owed to Employee under this Agreement or otherwise. Employee acknowledges that Employer may take appropriate disciplinary action (up to, and including, termination of Employee’s employment for Cause) if Employee fails to promptly repay any such compensation.

5.           Termination of Employment.

(a)          Termination by Employer.  During the Term, Employee’s employment may be terminated by Employer:

(i)          at any time for Cause, as determined by the Chief Executive Officer of Company; or

(ii)         at any time without Cause (provided that Employer shall give Employee at least 30 days prior written notice of its intent to terminate), in which event Employer shall be required to (A) pay to Employee (or, in the event of Employee’s death, Employee’s estate, heirs, or designated beneficiaries, as the case may be) a severance benefit equal to one times Employee’s Annual Base Salary as of the date of termination, said benefit to be payable in equal installments over the course of the 12-month period beginning 60 days following termination in accordance with Employer’s normal payroll practices, and (B) if Employee timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), timely pay on behalf of Employee the monthly (or other) COBRA premium for such coverage for Employee and his dependents until the earliest of (1) the one-year anniversary of the date of termination of Employee’s employment, (2) the date Employee is no longer eligible to receive COBRA continuation coverage, and (3) the date on which Employee becomes eligible to receive substantially similar coverage from another employer (notice of which eligibility Employee shall promptly give to Employer). Notwithstanding the foregoing, if payments under clause (B) of this Section 5(a)(ii) would cause Employer to violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform clause (B) of this Section 5(a)(ii) in such manner as is necessary to comply with the ACA while, to the extent reasonably practicable, preserving the benefit provided for in clause (B) of this Section 5(a)(ii). Notwithstanding the foregoing, Employer shall have no obligation to pay the severance benefit or the monthly (or other) COBRA premiums contemplated by this Section 5(a)(ii) unless within 45 days after the date of termination of Employee’s employment Employee executes and delivers to Employer a separation agreement containing a full release of claims and covenant not to sue, the same to be in the form provided by and otherwise reasonably satisfactory to Employer (the “Separation Agreement”), and the Separation Agreement becomes fully effective within 60 days after the date of termination of Employee’s employment. Additionally, Employer shall have no obligation to pay the severance benefit or the monthly (or other) COBRA premiums contemplated by this Section 5(a)(ii), and the payment of the same by Employer shall immediately cease, in the event of a breach by Employee of Section 7 or Section 8.

(b)          Termination by Employee.  During the Term, Employee’s employment may be terminated by Employee:

(i)          at any time for Good Reason, provided that (A) before terminating his employment for Good Reason, (1) Employee shall give notice to Employer of the existence of Good Reason for termination, which notice must be given by Employee to Employer within 60 days of the initial existence of the condition(s) giving rise to Good Reason for termination and shall state with reasonable detail the condition(s) giving rise to Good Reason for termination and (2) Employer shall have 30 days from the effective date of such notice to remedy the condition(s) giving rise to Good Reason for termination and (B) such termination must occur within 12 months of the initial existence of the condition(s) giving rise to Good Reason for termination. In the event of the termination of Employee’s employment for Good Reason, Employer shall be required to (X) pay to Employee (or, in the event of Employee’s death, Employee’s estate, heirs, or designated beneficiaries, as the case may be) a severance benefit equal to (1) if termination is for Good Reason as defined in Section 1(l)(ii), Section 1(l)(iii), or Section 1(l)(iv), one times Employee’s Annual Base Salary as of the date of termination, said benefit to be payable in equal installments over the course of the 12-month period beginning 60 days following termination in accordance with Employer’s normal payroll practices, or (2) if termination is for Good Reason as defined in Section 1(l)(i), one times Employee’s Annual Base Salary immediately prior to the diminution in Annual Base Salary giving rise to termination, said benefit to be payable in equal installments over the course of the 12-month period beginning 60 days following termination in accordance with Employer’s normal payroll practices, and (Y) if Employee timely and properly elects health continuation coverage under COBRA, timely pay on behalf of Employee the monthly (or other) COBRA premium for such coverage for Employee and his dependents until the earliest of (1) the one-year anniversary of the date of termination of Employee’s employment, (2) the date Employee is no longer eligible to receive COBRA continuation coverage, and (3) the date on which Employee becomes eligible to receive substantially similar coverage from another employer, notice of which eligibility Employee shall promptly give to Employer (provided that, if Employer making payments under this clause (Y) would violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform this clause (Y) in such manner as is necessary to comply with the ACA while, to the extent reasonably practicable, preserving the benefit provided for in this clause (Y)). Notwithstanding the foregoing, Employer shall have no obligation to pay the severance benefit or the monthly (or other) COBRA premiums contemplated by this Section 5(b)(i) unless within 45 days after the date of termination of Employee’s employment Employee executes and delivers to Employer the Separation Agreement and the Separation Agreement becomes fully effective within 60 days after the date of termination of Employee’s employment. Additionally, Employer shall have no obligation to pay the severance benefit or the monthly (or other) COBRA premiums contemplated by this Section 5(b)(i), and the payment of the same by Employer shall immediately cease, in the event of a breach by Employee of Section 7 or Section 8; or

(ii)         at any time without Good Reason, provided that Employee shall give Employer at least 30 days prior written notice of Employee’s intent to terminate (provided further, however, that Employer may waive all or any part of such notice period for no consideration by giving written notice to Employee and, in such event, Employee’s employment will terminate as of the date designated by Employer).

(c)          Termination Upon Disability.  During the Term, Employee’s employment may be terminated by Employer upon the Disability of Employee, provided that Employer shall give Employee at least 30 days prior written notice of its intent to terminate. For the avoidance of doubt, termination for Disability under this Section 5(c) shall not be considered termination without Cause.

(d)          Termination Upon Death.  Employee’s employment shall terminate automatically upon the death of Employee. For the avoidance of doubt, termination of Employee’s employment upon the death of Employee under this Section 5(d) shall not be considered termination without Cause.

(e)          Termination by Mutual Agreement.  During the Term, Employee’s employment may be terminated at any time by mutual written agreement of the Parties.

(f)          Non-Renewal of Agreement.  For the avoidance of doubt, the Parties expressly acknowledge and agree that neither the election by a Party to not renew, and therefore to terminate, this Agreement pursuant to Section 3 nor the termination of Employee’s employment at the end of the Term in connection with any such election shall give rise to any severance or other payment or benefit to Employee under this Agreement.

(g)          Effect of Termination; Resignation.  Upon the termination of Employee’s employment, Employer shall have no further obligations to Employee or Employee’s estate, heirs, beneficiaries, executors, administrators, or legal or personal representatives under or with respect to this Agreement, except for the payment of any amounts earned and owing under Sections 4(a)-(c) as of the effective date of the termination of Employee’s employment and any payment(s) required by Section 5(a)(ii), Section 5(b)(i), or Section 6. Further, upon the termination of Employee’s employment, (i) if Employee is a member of the board of directors of Company or the board of directors of Bank, or the board of directors of any Affiliate of Company or Bank, Employee shall, at the request of Employer, resign from Employee’s position(s) on such boards, and (ii) Employee shall, at the request of Employer, resign from any officer position(s) held by Employee at any Affiliate of Company or Bank, in each case with any and all such resignations to be effective not later than the date on which Employee’s employment is terminated unless a later effective date is agreed to by Employer.

6.           Change in Control.

(a)          If, within 12 months following a Change in Control, Employer (or any successor of or to Employer) terminates Employee’s employment without Cause, Employer (or its successor) shall be required to (i) pay to Employee (or, in the event of Employee’s death, Employee’s estate, heirs, or designated beneficiaries, as the case may be) a severance benefit in an amount equal to one times Employee’s Annual Base Salary as of the date of termination, said benefit to be payable in equal installments over the course of the 12-month period beginning 60 days following termination in accordance with Employer’s (or its successor’s) normal payroll practices, and (ii) if Employee timely and properly elects health continuation coverage under COBRA, timely pay on behalf of Employee the monthly (or other) COBRA premium for such coverage for Employee and his dependents until the earliest of (A) the 12-month anniversary of the date of termination of Employee’s employment, (B) the date Employee is no longer eligible to receive COBRA continuation coverage, and (C) the date on which Employee becomes eligible to receive substantially similar coverage from another employer (notice of which eligibility Employee shall promptly give to Employer (or its successor)). Notwithstanding the foregoing, if payments under clause (ii) of this Section 6(a) would cause Employer (or its successor) to violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform clause (ii) of this Section 6(a) in such manner as is necessary to comply with the ACA while, to the extent reasonably practicable, preserving the benefit provided for in clause (ii) of this Section 6(a). Notwithstanding the foregoing, Employer (or its successor) shall have no obligation to pay the severance benefit or the monthly (or other) COBRA premiums contemplated by this Section 6(a) unless within 45 days after the date of termination of Employee’s employment Employee executes and delivers to Employer (or its successor) the Separation Agreement and the Separation Agreement becomes fully effective within 60 days after the date of termination of Employee’s employment. Additionally, Employer (or its successor) shall have no obligation to pay the severance benefit or the monthly (or other) COBRA premiums contemplated by this Section 6(a), and the payment of the same by Employer (or its successor) shall immediately cease, in the event of a breach by Employee of Section 7 or Section 8.

(b)          If, within 12 months following a Change in Control, Employee terminates his employment with Employer (or its successor) for Good Reason (provided that (x) before terminating his employment for Good Reason, Employee shall give notice to Employer (or its successor) of the existence of Good Reason for termination, which notice must be given by Employee to Employer (or its successor) within 60 days of the initial existence of the condition(s) giving rise to Good Reason for termination and shall state with reasonable detail the condition(s) giving rise to Good Reason for termination, and Employer (or its successor) shall have 30 days from the effective date of such notice to remedy the condition(s) giving rise to Good Reason for termination and (y) such termination must occur within 12 months of the initial existence of the condition(s) giving rise to Good Reason for termination), Employer (or its successor) shall be required to (i) pay to Employee (or, in the event of Employee’s death, Employee’s estate, heirs, or designated beneficiaries, as the case may be) a severance benefit in an amount equal to (A) if termination is for Good Reason as defined in Section 1(l)(ii), Section 1(l)(iii), or Section 1(l)(iv), one times Employee’s Annual Base Salary as of the date of termination, said benefit to be payable in equal installments over the course of the 12-month period beginning 60 days following termination in accordance with Employer’s (or its successor’s) normal payroll practices, or (B) if termination is for Good Reason as defined in Section 1(l)(i), one times Employee’s Annual Base Salary immediately prior to the diminution in Annual Base Salary giving rise to termination, said benefit to be payable in equal installments over the course of the 12-month period beginning 60 days following termination in accordance with Employer’s (or its successor’s) normal payroll practices, and (ii) if Employee timely and properly elects health continuation coverage under COBRA, timely pay on behalf of Employee the monthly (or other) COBRA premium for such coverage for Employee and his dependents until the earliest of (A) the 12-month anniversary of the date of termination of Employee’s employment, (B) the date Employee is no longer eligible to receive COBRA continuation coverage, and (C) the date on which Employee becomes eligible to receive substantially similar coverage from another employer, notice of which eligibility Employee shall promptly give to Employer (or its successor) (provided that, if Employer (or its successor) making payments under this clause (ii) would violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform this clause (ii) in such manner as is necessary to comply with the ACA while, to the extent reasonably practicable, preserving the benefit provided for in this clause (ii)). Notwithstanding the foregoing, Employer (or its successor) shall have no obligation to pay the severance benefit or the monthly (or other) COBRA premiums contemplated by this Section 6(b) unless within 45 days after the date of termination of Employee’s employment Employee executes and delivers to Employer (or its successor) the Separation Agreement and the Separation Agreement becomes fully effective within 60 days after the date of termination of Employee’s employment. Additionally, Employer (or its successor) shall have no obligation to pay the severance benefit or the monthly (or other) COBRA premiums contemplated by this Section 6(b), and the payment of the same by Employer (or its successor) shall immediately cease, in the event of a breach by Employee of Section 7 or Section 8.

(c)          For the avoidance of doubt, if Employee becomes entitled to the compensation and benefits provided for in Section 6(a) or Section 6(b), Employee will not also be entitled to the compensation and benefits provided for in Section 5(a)(ii) or Section 5(b)(i).

7.           Confidential Information.

(a)          Employee understands and acknowledges that, during the course of Employee’s employment with Employer, Employee has had and will have access to and has learned and will learn of and about Confidential Information. Employee acknowledges and agrees that all Confidential Information of Company or Bank or their respective Affiliates that Employee accesses, receives, learns of, or develops while Employee is employed by Employer, or that Employee has previously accessed, received, learned of, or developed while employed by Employer, shall be and will remain the sole and exclusive property of Company and Bank and their respective Affiliates.

(b)          Employee understands and acknowledges that Company and Bank and their respective Affiliates have invested, and continue to invest, substantial time, money, and specialized knowledge into developing their resources, creating a customer base, generating customer and potential customer lists, training their employees, and improving their offerings in the field of banking and financial services. Employee understands and acknowledges that, as a result of these efforts, Company and Bank and their respective Affiliates have created and continue to create and use Confidential Information, and that the Confidential Information provides Company and Bank and their respective Affiliates with a competitive advantage over others in the marketplace.

(c)          Employee covenants and agrees (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or in part, to any person whatsoever (including other employees of Company or Bank or their respective Affiliates) not having a need to know and authority to know and use the Confidential Information in connection with the business of Company or Bank or their respective Affiliates, and, in any event, not to anyone outside of the direct employ of Company or Bank or their respective Affiliates except as required in the performance of Employee’s authorized employment duties to Employer or with the prior consent of the Chief Executive Officer, President, or Chief Financial Officer of Company in each instance (in which case such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of Company or Bank or any of their respective Affiliates, except as required in the performance of Employee’s authorized employment duties to Employer or with the prior consent of the Chief Executive Officer, President, or Chief Financial Officer of Company in each instance (in which case such access, use, copying, or removal shall be only within the limits and to the extent of such duties or consent).

(d)          Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law, rule, or regulation or pursuant to the valid order of a court of competent jurisdiction or a government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, rule, regulation, or order. Employee shall promptly provide written notice of any such order to the Chief Executive Officer, President, or Chief Financial Officer of Company. Additionally, and without limiting the foregoing, nothing herein shall prohibit or restrict Employee (or Employee’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal or state regulatory authority.

(e)          Notwithstanding any other provision of this Agreement:

(i)          Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding; and

(ii)          If Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee (A) files any document containing trade secrets under seal and (B) does not disclose trade secrets, except pursuant to court order.

(f)          Employee understands and acknowledges that Employee’s obligations under this Agreement with regard to any particular Confidential Information shall commence, or shall be deemed to have commenced, immediately upon Employee first having access to such Confidential Information (whether before or after the Effective Date) and shall continue during and after Employee’s employment by Employer until such time as such Confidential Information has become public knowledge other than as a result of Employee’s breach of this Agreement or a breach by any person acting in concert with or at the direction of Employee or acting on Employee’s behalf.

(g)          At any time upon request by Employer, and in any event upon termination of Employee’s employment with Employer, Employee will promptly deliver to Employer all property of or belonging to Company or Bank or their Affiliates, including without limitation all Confidential Information, then in Employee’s possession or control.

8.           Restrictive Covenants.

(a)          Non-Solicitation of Customers.  Employee agrees that, during the period of Employee’s employment by Employer and, in the event of the termination of Employee’s employment for any reason, for the duration of the Post-Termination Period, Employee will not directly or indirectly (except on behalf of or with the prior written consent of Employer), on Employee’s own behalf or in the service of or on behalf of others, solicit or contact or attempt to solicit or contact (by mail, email, courier, facsimile, telephone, instant or text message, social media, or otherwise), or meet with (in person, via video conference, or otherwise), any customer of Company or Bank or any Affiliate of Company or Bank, or any prospective customer of Company or Bank or any Affiliate of Company or Bank known by Employee to be sought by Company or Bank or any Affiliate of Company or Bank, for purposes of selling, offering, or providing products or services that are competitive with those sold, offered, or provided by Company or Bank or any Affiliate of Company or Bank.

(b)          Non-Solicitation of Employees.  Employee agrees that, during the period of Employee’s employment by Employer and, in the event of the termination of Employee’s employment for any reason, for the duration of the Post-Termination Period, Employee will not directly or indirectly (except on behalf of or with the prior written consent of Employer), on Employee’s own behalf or in the service of or on behalf of others, solicit, recruit, or hire, or attempt to solicit, recruit, or hire, any employee of Company or Bank or any Affiliate of Company or Bank, or otherwise induce or attempt to induce any such employee to terminate his or her employment with Company or Bank or any Affiliate of Company or Bank, regardless of whether the employee is a full-time, part-time, or temporary employee of Company or Bank or an Affiliate of Company or Bank or the employee’s employment is pursuant to a written agreement, for a determined period, or at will.

(c)          Affiliation with New Financial Institution.  Employee agrees that, during the period of Employee’s employment by Employer and, in the event of the termination of Employee’s employment for any reason, for the duration of the Post-Termination Period, Employee will not work for or with, consult for, or otherwise be affiliated with or be employed by any person or group of persons proposing to establish a new bank or other financial institution.

(d)          Non-Disparagement.  Employee agrees that, both during the period of Employee’s employment by Employer hereunder and following the termination of Employee’s employment, Employee will not make any disparaging statements or remarks (written or oral) about Company or Bank or any Affiliate of Company or Bank or any of their respective officers, directors, employees, shareholders, agents, or representatives. Employer agrees that, following the termination of Employee’s employment, Employer will instruct its directors and senior executive officers to refrain from making any disparaging statements or remarks (written or oral) about Employee.

(e)          Modification.  The Parties agree that the provisions of this Agreement represent a reasonable balancing of their respective interests and have attempted to limit the restrictions imposed on Employee to those necessary to protect Employer from inevitable disclosure of Confidential Information and unfair competition. The Parties agree that, if the scope or enforceability of this Agreement is in any way disputed at any time and a court or other trier of fact determines that the scope of the restrictions contained in this Agreement is overbroad, then such court or other trier of fact may modify the scope of the restrictions contained in this Agreement.

(f)          Tolling.  Employee agrees that, in the event Employee breaches this Section 8, the Post-Termination Period shall be tolled during, and therefore extended by, the period of such breach.

(g)          Remedies.  Employee agrees that the covenants contained in Section 7 and Section 8 are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect the business, interests, and properties of Company and Bank and their respective Affiliates; and that irreparable loss and damage will be suffered by Employer should Employee breach any of such covenants. Therefore, Employee agrees and consents that, in addition to all other remedies provided by or available at law or in equity, Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated or threatened breach of any of the covenants contained in Section 7 or Section 8 and that, in such event, Employer shall not be required to post a bond. Employer and Employee agree that all remedies available to Employer shall be cumulative.

9.           Severability.  The Parties agree that each of the provisions included in this Agreement is separate, distinct, and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law, rule, regulation, or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, such law, rule, regulation, or public policy.

10.         No Set-Off by Employee.  The existence of any claim, demand, action, or cause of action by Employee against Company or Bank or any Affiliate of Company or Bank, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of any of its rights under this Agreement.

11.         Notices.  All notices, waivers, and other communications required or permitted hereunder shall be in writing and shall be either personally delivered; sent by national overnight courier service, postage prepaid, next-business-day delivery guaranteed; or mailed by first class United States Mail, postage prepaid return receipt requested, to the recipient at the address below indicated:

If to Company or Bank:	If to Employee:

Reliant Bancorp, Inc.	To Employee, personally, at the
Reliant Bank	most recent mailing address for
6100 Tower Circle, Suite 120	Employee appearing in the records of
Franklin, Tennessee 37067	Company
Attention: Chief Executive Officer

or to such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party. All such notices, waivers, and other communications shall be deemed to have been effectively given: (a) when personally delivered to the Party to be notified; (b) two business days after deposit with a national overnight courier service, postage prepaid, addressed to the Party to be notified as set forth above with next-business-day delivery guaranteed; or (c) four business days after deposit in the United States Mail, first class, postage prepaid with return receipt requested, at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, waiver, or other communication shall be effectively given upon receipt), and addressed to the Party to be notified as set forth above.

12.         Assignment.  Each of Company and Bank may assign this Agreement and its rights hereunder and may delegate its duties and obligations under this Agreement, in each case without the consent of Employee. This Agreement is a personal contract, and neither this Agreement nor the rights, interest, duties, or obligations of Employee hereunder may be assigned or delegated by Employee. Subject to the preceding provisions of this Section 12, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

13.         Waiver.  A waiver by a Party of any provision of this Agreement or of any breach of this Agreement by any other Party shall not be effective unless in a written instrument signed by the Party granting such waiver, and no waiver shall operate or be construed as a waiver of the same or any other provision or breach on any other occasion.

14.         Mediation.  Except with respect to Section 7 and Section 8, in the event of any dispute arising out of or relating to this Agreement or a breach hereof, which dispute cannot be settled through direct discussions among the Parties, the Parties agree to first endeavor to settle the dispute in an amicable manner by non-binding, confidential mediation in Franklin, Williamson County, Tennessee, before resorting to any other process for resolving the dispute.

15.         Applicable Law and Choice of Forum.  This Agreement shall be governed by and construed and enforced under and in accordance with the laws of the State of Tennessee, without regard to or the application of principles of conflicts of laws. The Parties agree that any litigation, suit, action, or proceeding arising out of or related to this Agreement shall be instituted exclusively in the United States District Court for the Middle District of Tennessee, Nashville Division, or the courts of the State of Tennessee sitting in Williamson County, Tennessee, and each Party irrevocably submits to the exclusive jurisdiction of and venue in such courts and waives any objection it might otherwise have to the jurisdiction of or venue in such courts.

16.         Interpretation.  Words used herein denoting one gender shall include all genders. Words used herein denoting the singular shall include the plural and vice versa. When used herein, the terms “herein,” “hereunder,” “hereby,” “hereto,” and “hereof,” and any similar terms, refer to this Agreement. When used herein, the term “person” shall include an individual, a corporation, a limited liability company, a partnership, an association, a trust, and any other entity or organization, whether or not incorporated. Any captions, titles, or headings preceding the text of any section or subsection of this Agreement are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction, or effect.

17.         Entire Agreement; Amendment; No Duplication of Benefits.

(a)          This Agreement embodies the entire and final, integrated agreement of the Parties on the subject matter stated in this Agreement and supersedes all prior understandings and agreements (oral and written) of the Parties relating to the subject matter of this Agreement.

(b)          No amendment or supplement to or modification of this Agreement shall be valid or binding upon any Party unless the same is set forth in a written instrument signed by all Parties.

(c)          The severance payments and benefits provided for in this Agreement shall be in lieu of any payments or benefits pursuant any general severance policy or other severance plan maintained by Employer for the benefit of its employees generally.

18.         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original manually signed copy of this Agreement.

19.         Rights of Third Parties.  Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, other than the Parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

20.         Legal Fees.  In the event of any claim, action, suit, or proceeding arising out of or in any way relating to this Agreement, the prevailing Party or Parties shall be entitled to recover from the non-prevailing Party or Parties all reasonable fees, expenses, and disbursements, including without limitation reasonable attorneys’ fees and court costs, incurred by such prevailing Party or Parties in connection with such claim, action, suit, or proceeding, in addition to any other relief to which such prevailing Party or Parties may be entitled at law or in equity.

21.         Survival.  The respective rights and obligations of the Parties hereunder shall survive the termination of this Agreement to the extent and for such time as necessary to carry out fully the purposes and intent of this Agreement.

22.         Employee Representations.  Employee represents and warrants to Employer that neither Employee’s employment with Employer nor Employee’s performance of Employee’s duties and responsibilities under this Agreement will conflict with or result in a breach or violation of or a default under any contract, covenant, or agreement (including without limitation any non-solicitation, non-competition, or other similar contract, covenant, or agreement) or order, judgment, or decree to which Employee is a party or subject or by which Employee is bound.

23.         Code Section 409A.  Notwithstanding anything in this Agreement to the contrary, the following provisions shall apply to all benefits and payments provided under this Agreement by Employer to Employee:

(a)          The payment (or commencement of a series of payments) hereunder of any non-qualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Employee has also undergone a Separation from Service, at which time such non-qualified deferred compensation (calculated as of the date of Employee’s termination of employment hereunder) shall be paid (or commence to be paid) to Employee as set forth in this Agreement as if Employee had undergone such termination of employment (under the same circumstances) on the date of Employee’s ultimate Separation from Service.

(b)          If Employee is a specified employee (as determined by Employer in accordance with Section 409A of the Code and Treasury Regulations § 1.409A-3(i)(2)) as of Employee’s Separation from Service with Employer, and if any payment, benefit, or entitlement provided for in this Agreement or otherwise both (i) constitutes non-qualified deferred compensation (within the meaning of Section 409A of the Code) and (ii) cannot be paid or provided in a manner otherwise provided herein without subjecting Employee to additional tax or interest (or both) under Section 409A of the Code, then any such payment, benefit, or entitlement that is payable during the first six months following the Separation from Service shall be paid or provided to Employee in a lump sum cash payment to be made on the earlier of (A) Employee’s death and (B) the first business day of the seventh month immediately following Employee’s Separation from Service.

(c)          Any payment or benefit paid or provided under this Agreement due to a Separation from Service that is exempt from Section 409A of the Code pursuant to Treasury Regulations § 1.409A-1(b)(9)(v) will be paid or provided to Employee only to the extent that expenses are not incurred or the benefits are not provided beyond the last day of Employee’s second taxable year following Employee’s taxable year in which the Separation from Service occurs, provided that Employer reimburses such expenses no later than the last day of the third taxable year following Employee’s taxable year in which Employee’s Separation from Service occurs.

(d)          It is the Parties’ intent that the payments, benefits, and entitlements to which Employee could become entitled in connection with Employee’s employment under this Agreement be exempt from or comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder, and, accordingly, this Agreement will be interpreted to be consistent with such intent. For purposes of the limitations on non-qualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception, or any other exception or exclusion under Section 409A of the Code.

(e)          While the payments and benefits provided for hereunder are intended to be structured in a manner to avoid the imposition of any penalty taxes under Section 409A of the Code, in no event whatsoever will Company or Bank or their respective Affiliates be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding or other obligations applicable to employers, if any, under Section 409A of the Code).

(f)          No deferred compensation payments provided for under this Agreement shall be accelerated to Employee, except as permitted by Treasury Regulations § 1.409A-3(j)(4).

(g)          Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code be subject to offset by any other amount unless permitted by Section 409A of the Code.

24.         Section 280G.

(a)          In the event that any payments or benefits received or to be received by Employee (including without limitation any payments or benefits received or to be received in connection with a Change in Control or the termination of Employee’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments and benefits, collectively, “Covered Payments”), constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 24, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) in a manner determined by Employer that is consistent with the requirements of Section 409A of the Code, by the minimum reasonably possible amounts, until no amount received or to be received by Employee will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

(b)          All determinations and calculations required under this Section 24, including any determination of whether any payments or benefits constitute “parachute payments,” shall be made by Employer in good faith and shall be final and binding on Employer and Employee for all purposes. For purposes of making the determinations and calculations required by this Section 24, Employer may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code and may engage and in good faith rely on the advice and counsel of legal, accounting, and other professional advisors. Employee shall furnish Employer with such information and documents as Employer may reasonably request in order for Employer to make any determinations and calculations under this Section 24.

25.         Tax Withholding.  Employer may deduct and withhold from any amounts payable under this Agreement all federal, state, local, or other taxes Employer is required to deduct or withhold pursuant to applicable law, rule, regulation, or ruling.

26.         Regulatory Restrictions.  The Parties expressly acknowledge and agree that (a) any and all payments contemplated by this Agreement are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359, as such laws and regulations may be amended from time to time, and (b) the obligations of the Parties under this Agreement are generally subject to such conditions, restrictions, and limitations as may be imposed from time to time by applicable state and/or federal banking laws, rules, and regulations.

27.         Right to Contact.  Employee acknowledges and agrees that Employer shall have the right to contact any new or potential employer of Employee (or other business) and apprise such person of Employee’s responsibilities and obligations owed under this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the date first written above.

COMPANY:	RELIANT BANCORP, INC.

	By:	/s/ DeVan D. Ard, Jr.
DeVan D. Ard, Jr.
Chief Executive Officer

BANK:	RELIANT BANK

	By:	/s/ DeVan D. Ard, Jr.
DeVan D. Ard, Jr.
Chief Executive Officer

EXECUTIVE:

/s/ Mark Seaton
Mark Seaton

(Signature Page to Seaton Employment Agreement)